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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                                COTELLIGENT, INC.
                      ------------------------------------
                (Name of Registrant as Specified In Its Charter)


          ------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

     -----------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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                                       100 THEORY  SUITE 200  IRVINE, CA 92612
                       TEL 949.823.1600  FAX 949.823.3300  WWW.COTELLIGENT.COM

[COTELLIGENT LOGO]

                                                                   June 30, 2003

                       VOTE YOUR WHITE PROXY CARD TODAY!

DEAR COTELLIGENT STOCKHOLDER:

    Today I received a letter from a concerned Cotelligent stockholder. This stockholder has held our stock for several years and has seen your Company decline during the most difficult and challenging period for the information technology industry in memory. In the letter I was asked questions and was invited to call the stockholder at my earliest convenience.

    I returned the call and we had a lengthy conversation. We both benefited from having the chance to hear one another's concerns, considerations, ideas and expectations. Moreover, during the course of the call, we established a communication that marks the beginning of, what I feel will be, a closer relationship between this stockholder and your Company.

    After I hung up the phone, I realized that stockholders may not have a solid understanding of what we have accomplished and what the future holds for us. So, I decided to put some of our conversation in writing.

    Here are the issues I discussed on the phone with this stockholder the other day:

COMMENT:

'COTELLIGENT CONTINUES TO LOSE MONEY AND ACCORDING TO MY CALCULATION WILL BE OUT
                             OF BUSINESS IN A YEAR'

    Cotelligent will not be out of business in a year. Like so many other businesses in our sector, Cotelligent has survived the most significant downturn in technology spending and has every reason to be optimistic about the future.

    Keep in mind, most of Cotelligent's drop in revenue since 2000 was also strategic as we got out of business lines that did not make sense going forward. Our financial performance by any measure has been disappointing, but we have always been careful as we worked at changing the face of the Company to preserve our most valued asset, our cash. We have been mindful all the way with one goal in mind . . . to be there at the finish line when things begin to turn.

    To prove this point, here are some examples of what we have done over the past few years to make certain we continue to stay in business:



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         We have improved the profitability of our client engagements as evidenced by increases in our gross margins from 25% to over 40%;

         Through careful restructurings we have reduced headcount and closed non-performing facilities. SG&A in our most recent quarter was 65% of what it is was a couple years ago;

         We continue to look at creative ways of producing more efficiencies, such as the more recent moves of our San Francisco headquarters and accounting center to excess space at our operating location in Irvine, California; and

         We continue to have high SG&A compared to today's revenue, but it's important to understand that 54% of our non-billable staff are in sales, marketing, delivery of client services, research and development. These expenses are growth oriented and are essential to keeping your Company positioned for the future.

COMMENT:

                 'WHY ARE YOU SO OPTIMISTIC ABOUT THE FUTURE?'

    We have several reasons to be optimistic about the future. We will return to a period of sustainable and predictable growth because of the changing landscape in which we operate. Consider this:

         Six months ago, Cotelligent put in place a formal marketing program for the first time in its 7 year history. This well defined, targeted, outreach program has begun to show tangible results such as a) increased number of meetings with prospective clients, b) increased demand for written proposals, c) increased opportunity with clients who are more focused on the services we specialize in, d) increased size of opportunity and e) closer and direct interaction with business partners (e.g., IBM, Microsoft, Toshiba) which introduce us to direct sales opportunities.

         Cotelligent's merger and acquisition strategy is proceeding and showing positive signs.

         In a recent report, Gartner Dataquest, a major analyst firm, predicted that the software industry would return to positive stabilized growth in 2003(1). Further, industry analyst firm IDC predicted that if the war in Iraq was short and regional economies strengthened, worldwide IT spending would pick up and return to positive growth in 2003(2). These predictions are consistent with the findings of a monthly survey of corporate chief information officers which reported that companies are expected to increase spending on software, high-tech equipment and services this year(3).

---------
(1) (Sharon Gaudin, Gartner Predicts Upturn in Software Sales, www.internetnews.com, March 17, 2003.) Permission to use quotes was neither sought nor received.

(2) (Sharon Gaudin, IDC: War Affects IT Spending Growth, www.cioupdate.com, April 3, 2003.) Permission to use quotes was neither sought nor received.

(3) (Survey: Brighter outlook for tech spending, Sacramento Business Journal www.bizjournals.com, February 3, 2003.) Permission to use quotes was neither sought nor received.



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         Historically, Cotelligent reported earnings results that met or exceeded analyst's expectations for roughly 11 of 12 consecutive quarters before the market for IT services fell off. Therefore, with the right economic conditions, which we see coming back into play, coupled with our marketing efforts, one would logically conclude that we will experience 'sustainable and predictable growth' going forward.

COMMENT:

'YOU CHANGED AUDITORS AND DELAYED YOUR PUBLIC FILINGS. G&G SAYS YOU DO NOT CARE
         ABOUT THE QUALITY OR TIMELINESS OF YOUR FINANCIAL INFORMATION'

    Cotelligent has always cared about the timeliness and quality of its financial reporting and information.

    Last spring, we changed auditors from Arthur Andersen to KPMG (another national accounting firm) because Arthur Andersen went out of business. KPMG began their first audit engagement with your Company in August 2002. With little to no information forthcoming from what remained of Arthur Andersen, we decided, in the interest of complete and accurate financial reporting, that we should audit prior years in addition to reviewing the current period -- this resulted in a delay in SEC filings. The work our auditors conducted took an extended period of time to complete and as soon as their work was finished, we brought our filings up to date.

    We had never delayed our filings in the past and we are back on track. We do not expect these unusual circumstances to repeat themselves in the future.

COMMENT:

'WHY ARE THERE SO FEW BOARD MEMBERS? IS THERE A PLAN TO INCREASE THE SIZE OF THE
                              BOARD OF DIRECTORS?'

    The Board of Directors has decreased in size, somewhat in line with the reduction to the size of the Company which is now around 150 employees. Recognizing we are now in the process of growing again, we have been actively interviewing director candidates and are working to bring experienced and qualified outside directors to Cotelligent.

    We have even met with Richard Green, and do not feel he is qualified to sit on the Cotelligent Board of Directors because 1) he has never served as a director of a public company before and does not have experience in matters of corporate governance, 2) he has no experience in the technology sector, 3) he has no expertise in the wireless, mobile, internet and related business, which is precisely the direction Cotelligent is going, and 4) his experience is in areas of business which are non-related and not helpful to the representation of Cotelligent stockholders.

    WE MET WITH RICHARD GREEN SEVERAL TIMES, EACH TIME ASKING FOR HIS PLAN AND IDEAS FOR IMPROVING YOUR COMPANY. HE NEVER PRESENTED A PLAN AND NEVER SHARED A SINGLE IDEA FOR HELPING BUILD THE VALUE OF COTELLIGENT.

    Just one more point about G&G. In their Proxy Statement, they indicate Cotelligent was unresponsive when they made their 'hostile' offer to acquire your Company in November 2002. Factually, the letter I sent them acknowledging their offer and your Board's consideration of the matter was returned to me by mail 'RETURNED TO SENDER' two weeks after I mailed it. As stockholders, I think we should be very suspicious about who G&G is and what they're really up to.

              DO NOT PERMIT G&G TO UNDERMINE YOUR COMPANY'S FUTURE

    As I mentioned, I believe personal communication to be very important especially in matters as important as these. I would both appreciate and value the opportunity to speak with you regarding your Company and why you should have confidence in my leadership in the days, months and years ahead. My telephone number is (949) 823-1600. VOTE YOUR WHITE PROXY CARD TODAY.

    FOR MORE INFORMATION, PLEASE CALL OUR PROXY SOLICITORS, MACKENZIE PARTNERS, TOLL-FREE AT (800) 322-2885 OR COLLECT AT (212) 929-5500. THANK YOUR FOR YOUR CONTINUED SUPPORT.

                                          Sincerely,

                                          /s/ James R. Lavelle
                                          ---------------------------
                                          James R. Lavelle
                                          Chairman and CEO

SAFE HARBOR STATEMENT

    Except for historical information contained herein, the information contained in this letter includes forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from such statements. All forward-looking statements included in this letter are based upon information available to Cotelligent as of the date hereof, and Cotelligent assumes no obligation to update any such forward-looking statements. Please refer to the discussion of risk factors and other factors included in Cotelligent's most recent Report on Form 10-Q, Report on Form 10-K for the year ended December 31, 2002, and other filings made with the Securities and Exchange Commission.